EXHIBIT 10.1
AGREEMENT

     1. This Agreement (this “Agreement”) is hereby entered into as of December 31, 2009 between Jara Enterprises Inc. (“Jara”), Jane Love and Jennifer Convertibles, Inc. (“Jennifer”). Jara has ceased operations of the 20 Jennifer stores controlled and operated by it or its subsidiaries, including a licensed store operated by Jara, the owner of which has consented to have its store treated as if such store was owned by Jara for the purposes of this Agreement (the “Stores”) and Jennifer wishes to provide an orderly wind down of such operations to protect the brand and its customers.

     2. The parties hereby agree that as of the January 1, 2010, Jennifer will, subject to Section 7, operate any or all of the Stores for the benefit of Jennifer and Jennifer will collect all customer payments from sales made at the Stores and after such date. Jennifer will offer to employ all Store location based employees currently employed by Jara, provided they sign an appropriate agreement to the effect that Jennifer is not responsible for any commissions, salary, health or other benefits or other compensation owed them prior to such date, and the parties hereby agree that Jennifer will not be, and is not, responsible for any such commissions, salary or compensation. Jennifer will be responsible for the costs of operating the Stores on and after January 1, 2010, except as provided in Section 7 with respect to Stores vacated by Jennifer.

     3. Subject to receipt of a bill of sale or other appropriate evidence of conveyance of title, Jennifer will pay to Jara $635,000 for the current inventory in each of the Stores. Jennifer shall make such payments in accordance with the schedule set forth on Annex A attached hereto. Jara shall also be entitled to receive, the remaining balance collected from customers on Old Sales, as defined below, which were delivered on December 23, 2009, December 24, 2009 and December 26, 2009. Except as set forth in the prior sentence, Jara is not entitled to any payments by customers with respect to amounts received by Jennifer for Old Sales or any other sales written at the Stores.

     4. Jennifer hereby agrees to ship to customers, subject to customers’ refusal or inability to accept delivery, the merchandise for sales written at the Stores (“Old Sales”) on or prior to November 27, 2009 but not yet delivered. Jara shall not be required to make any further payment as to the merchandise to be delivered to fulfill Old Sales. Jara agrees to be responsible for and pay all sales taxes and commissions on Old Sales and Jennifer shall not be responsible for such taxes or commissions. In the event that an Old Sale is re-written with a date after November 27, 2009, Jara agrees to be responsible for payment of sales taxes, or reimburse Jennifer if Jennifer pays such taxes, and commissions on the rewritten Old Sale. Jennifer shall be entitled to any additional deposits or other payments received by Jara after December 21, 2009, for Old Sales. Jara shall not make any floor sales from inventory after December 26, 2009, with the exception of the Store located in Bedford-Stuyvesant, Brooklyn, New York (the “BED Store”) that is being liquidated. Jara shall be responsible for all sales taxes and commissions on floor sales from inventory made prior to January 1, 2010 at any of the Stores. With respect to the BED Store, Jara is responsible for the sales tax, commissions, any other payments, including, delivery charges. Jennifer will not be responsible for delivery of any merchandise in the BED Store and Jara agrees to use its own services for delivery.

     5. Jennifer acknowledges and agrees that amounts owed under the Interim Agreement estimated at $301,000, and due to Jennifer pursuant to Interim Agreement (the “Balance”), are hereby deemed paid in full, except as otherwise provided herein, subject to the transfer by Jara to Jennifer of 93,579 shares of Jennifer common stock, par value $0.01 per share, owned by Jara.

     6. Except as provided in Section 3, Jara agrees to pay Jennifer all amounts collected by it which exceed 35% of the collected sales price (excluding delivery costs and applicable sales taxes) for all sales subsequent to December 21, 2009 and prior to January 1, 2010, whether as part of an initial deposit or Additional Payments as defined below. Any amounts in excess of the 35% which Jara does not pay to Jennifer shall be offset against amounts due to Jara pursuant to Section 3. For purposes of this Agreement, “Additional Payments” shall means any payments received by Jara with respect to sales after an initial deposit.

     7. Beginning on January 1, 2010, Jennifer agrees to negotiate as to the existing leases for the Stores with each landlord and will endeavor to cancel or defer the rent arrearages, which to Jara’s knowledge aggregate approximately $300,000 as of the date of this Agreement. Jennifer will pay no more than $300,000 to settle the arrearages at all 20 Stores and if the arrearages exceed $300,000 Jara will reimburse Jennifer for such excess or such excess will be used to offset the amount Jennifer owes Jara pursuant to Section 3. Jara agrees to cooperate with Jennifer with respect to Jennifer’s attempts to negotiate such settlements and new leases if Jennifer wants to take over the store location. While it is the intent of Jennifer to take over all 20 Stores, the parties hereby acknowledge that Jennifer may not be able to successfully negotiate for a new lease or other arrangement on terms satisfactory to Jennifer, in its sole discretion, in which case Jennifer will vacate the leased property and Jara shall arrange for closure of the Store and Jennifer shall not be responsible for any amounts still owed to the landlord with respect to such Store location, except for the removal of the showroom inventory which Jennifer shall arrange. Nothing herein shall require Jennifer to enter into a new lease or to spend all or any part of the $300,000 except that Jennifer shall be obligated to cure arrearages (not to exceed $300,000 in the aggregate) with respect to the leases for Stores at locations where Jennifer elects to enter into, and does enter into, a new lease on Jennifer’s behalf. The parties hereby acknowledge and agree that Jennifer will not take over the Ricky’s store lease. To the extent that Jennifer enters into a new lease with the existing landlord, any security deposit will remain with the landlord with respect to the new lease executed by Jennifer and be applied for Jennifer’s benefit.

     8. Except as specifically set forth herein, the parties agree that Jennifer will not be responsible for any liabilities of Jara.

     9. Jane Love agrees to indemnify, defend and hold harmless Jennifer, from and against any and all losses, liabilities, claims, actions, damages and expenses (including without limitation reasonable attorney’s fees and disbursements) arising out of Jara’s obligations for sales taxes, commissions, payroll and normal store operating expenses through December 31, 2009, but excluding rent and related landlord charges.

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     10. Jara agrees to provide such information as may be necessary under this Agreement with respect to former Jara employees, shipping, leases and other matters surrounding Old Sales.

     11. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions as the other parties, or any of them, may reasonably request in order to consummate and make effective the transactions contemplated in this Agreement. The parties will cause any of their affiliates to execute and/or cause to be delivered to each other party hereto such instruments and other documents, and take such other actions as the other parties, or any of them, may reasonably request in order to consummate and make effective the transactions contemplated in this Agreement.

     12. The parties hereby acknowledge and agree that all previous agreements or arrangements between the parties, including, but not limited to, the Purchasing Agreement, the Warehousing Agreement, Warehousing Transition Agreement, Management Agreement and License, Hardware Lease, Software License Agreement, Option Agreement, the Royalty Agreement, the Trademark Usage Agreement, the Interim Agreement among Jennifer and Jara and certain of their affiliates and the other related agreements (as each may have been amended from time to time) are terminated and shall be of no further force or effect, including, without limitation, any provisions that purport to extend beyond the termination of the agreements (including any which purport to extend obligations or liabilities beyond such termination), except that Jennifer shall retain all rights, title and interest in, to and under any trademarks, leases and other assets previously conveyed to Jennifer or its affiliates under such agreements. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral, with respect to the parties. The parties will cause any of their affiliates as were parties to such agreements to execute any additional evidence of termination as may be reasonably requested.

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EXHIBIT 10.1

     IN WITNESS WHEREOF, the parties have signed this Agreement as of this 31st day of December 2009.

Jara Enterprises, Inc.

By:	/s/Jane Love
Jane Love, President

/s/Jane Love
Jane Love

Jennifer Convertibles, Inc.

By:	/s/ Harley Greenfield
Harley Greenfield, Chief Executive Officer

EXHIBIT 10.1

ANNEX A

Jennifer shall pay Jara $635,000 in accordance with the schedule below:

     a.  $100,000 by January 1, 2010;
     b.  $100,000 by January 15, 2010;
     c.  $150,000 by February 10, 2010;
     d.  $100,000 by March 10, 2010;
     e.  $75,000 by April 10, 2010; and
     f.  $110,000 by May 10, 2010.